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Exhibit 10.12

INDUSTRIAL LEASE
800 North Brutscher Street, Newberg, Oregon

BUCKHORN TRADING CO., LLC
(Landlord)

and

EFTC CORPORATION
(Tenant)

	(a) Total Taking of Property	11
	(b) Partial Taking of Property	11
	(c) Surrender	11
	(d) Awards	11
19.	Assignment and Subletting	11
	(a) Assignment	11
	(b) Subleasing	11
	(c) Documentation	11
	(d) No Release	12
20.	Transfers by Landlord	12
21.	Notices	12
22.	Estoppel Certificate	13
23.	Subordination and Attornment	13
24.	Hazardous Materials	13
25.	Right of First Refusal to Purchase.	14
26.	Miscellaneous	14

INDUSTRIAL LEASE

    THIS INDUSTRIAL LEASE (this "Lease") is made and entered into this 18th day of December, 1998, by and between BUCKHORN TRADING CO., LLC, ("Landlord"), and EFTC CORPORATION, a Colorado corporation ("Tenant").

    For and in consideration of the mutual covenants contained in this Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

    1.  Property and Term.

    (a) Property. Upon and subject to the terms and conditions set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the real property in the County of Yamhill, State of Oregon, that is more particularly described on Exhibit A, attached to and made a part of this Lease, together with all buildings and other improvements now or hereafter constructed on such real property, and all easements and appurtenances thereto (collectively, the "Property").

    (b) Term. The term of this Lease (the "Term") commences at 12:01 a.m. on January 1, 1999 (the "Commencement Date") and ends at 12:00 midnight on December 31, 2003 (the "Termination Date").

    (c) Purchase or Renewal.

      (1) Purchase Option. Landlord hereby grants Tenant an option to purchase the Property under this Lease upon and subject to the terms and conditions of this Section 1(c) (the "Purchase Option"). The Purchase Option may be exercised by Tenant only within 30 days prior to the expiration of the Term. Tenant may exercise the Purchase Option only by giving Landlord written notice specifically referring to this Section 1(c) and stating that Tenant has exercised the Purchase Option. Tenant may exercise the Purchase Option for the Property only, and not for any particular part or portion of the Property, or any fractional interest therein. The effect of the exercise of the Purchase Option by Tenant is that Landlord shall sell and Tenant shall buy the Property and the closing for that purchase shall occur 60 days after the exercise of the Purchase Option or such shorter period of time as the parties mutually agree to.

         (i) Purchase Price. The purchase price for the Property (the "Purchase Price") shall be $6,042,884.00. There shall be no adjustments to the Purchase Price based on items of income or expense related to the Property, inasmuch as Tenant is obligated by the terms of this Lease covering the Property to pay all expenses in any way related to the Property.

        (ii) Conditions to Landlord's Obligations

          (a) Notwithstanding any other provision of this Lease, Tenant's exercise of the Purchase Option shall, solely at Landlord's election, be null and void if, at the time Tenant exercises the Purchase Option or at any time thereafter until the closing on the Property (the "Closing") has occurred, Tenant shall be in default under this Lease, or any event or circumstance shall have occurred or exist that, with the giving of notice or the passage of time, or both, would constitute a default under this Lease.

          (b) Notwithstanding any other provision of this Lease, Tenant shall not be entitled to purchase the Property unless, on or before the date of the Closing (the "Closing Date"), Tenant shall have paid all Base Rent in full.

        (iii) Effect of Exercise of Option. Upon the proper and timely exercise of the Purchase Option by Tenant, the provisions of this Section shall become a binding agreement between Landlord and Tenant for the purchase and sale of the Property and Landlord shall sell and convey and Tenant shall purchase and pay for the Property, upon the terms and conditions of this Section.

        (iv) The Closing. The closing of the purchase and sale of the Property shall take place at 10:00 a.m. at the offices of Landlord on the 60th day after Landlord's receipt of Tenant's written notice exercising the Purchase Option, or if such day is a Saturday, Sunday or legal holiday, the first succeeding business day or on a day prior to the 60th day if the parties agree to such earlier day. At the Closing, Landlord and Tenant shall cause the following to occur, each being deemed a condition precedent to the others, but all being deemed to have occurred simultaneously:

          (a) Landlord shall execute, have acknowledged and deliver to Tenant one or more special warranty deeds, in recordable form, conveying to Tenant title to the Property, subject to real estate taxes for the then current year and to easements, rights-of-way, covenants, restrictions, reservations and all other matters of record, except only mortgages or deeds of trust placed against the Property by Landlord and mechanic's liens for labor or materials ordered by Landlord all of which shall be paid in full and released of record by Landlord on or before the Closing Date.

          (b) Tenant shall pay the Purchase Price to Landlord by wire transfer of immediately available funds to an account designated by Landlord, or in any other commercially reasonable manner then specified by Landlord.

          (c) Tenant shall pay Landlord all Base Rent, and other sums payable by Tenant under this Lease, apportioned through the Closing Date, by wire transfer of immediately available funds to an account designated by Landlord, or in any other commercially reasonable manner then specified by Landlord.

        (v) Recording Fees, Etc. Tenant shall pay all recording and documentary fees and charges, all transfer, sales and use taxes, all title insurance premiums and all similar charges and expenses in connection with the purchase and sale of the Property.

        (vi) Default and Termination.

          (a) Time is of the essence. In the event of a default by either party under any provision of this Section, the remedies upon default are as set forth below. The remedies of the parties expressly set forth in this Section shall survive any termination of this Lease, except as provided in this Section.

          (b) The parties acknowledge that the subject matter of this Section is unique, and in case of any breach of any provision of this Section after exercise by Tenant of the Purchase Option, the non-defaulting party shall have, in addition to all other remedies, the right to enforce specific performance of the purchase and sale of the Property by a suit in equity or otherwise.

          (c) This Section is entered into solely for the benefit of Landlord and Tenant and no third party is intended to or shall have any rights whatsoever under, in connection with or as a result of this Section.

      (2) Renewal. In the event Tenant fails to exercise the Purchase Option set forth above, the Term of the Lease shall be extended for five years and the Termination Date shall be extended to December 31, 2008. Base Rent (as defined below) to be paid by Tenant on a monthly basis during this extended term shall be determined on December 15, 2003 at an amount equal to a 15 year lease annual amortization on $6,042,884 applying a rate equal to a 5 year fixed rate swap for 30 day LIBOR, as quoted by Bank One, Colorado, N.A., plus 350 basis points divided by 12.

    2.  Rent.  Tenant shall pay to Landlord, rent for the Property ("Base Rent") as follows:

      Tenant agrees to pay Landlord, Base Rent each year during the initial Term in equal monthly installments of $57,861.00. Such Base Rent shall be payable in equal monthly installments on or before the first day of each and every calendar month during the Term. The first rent payment shall be due on the Commencement Date. In the event that the date falls on a day other than the first day of a calendar month, the rent for the first and last months of the Term shall be prorated. Tenant shall pay Landlord those charges on account of taxes as set forth in Section 4 and such other sums as are required by the terms of this Lease to be paid by Tenant. Any such charges or sums shall be deemed to be additional rent and Landlord shall have all rights against Tenant for default in payment thereof as in the case of arrears of Base Rent. All Base Rent shall be paid without notice, demand, set-off or deduction, in lawful money of the United States of America, at Landlord's address or at such other place or to such other person as Landlord may from time to time designate in writing. Base Rent and additional rent are sometimes referred to in this Lease collectively as "Rent."

    3.  Use of Property.  Tenant shall not use the Property or any part thereof for any purpose other than use for manufacturing, storage and distribution of electrical components along with any and all incidental uses thereof. Without limiting the generality of the foregoing, the Property shall not be used for any activity or in any manner which is unlawful, immoral, or disreputable. Tenant shall use the Property in a careful, safe and proper manner. Tenant shall not commit waste nor suffer or permit waste to be committed in, on or about the Property. Tenant shall conduct its business and control its employees, agents, invitees and visitors in such manner as not to create any nuisance. Tenant accepts the Property in its present condition on an "AS IS" basis. Landlord makes no representation as to the condition of the Property or as to its suitability for Tenant's intended use.

    4.  Real Estate Taxes.

    (a) Payment by Landlord. Tenant shall pay before delinquency all Taxes, as defined in Section 4(c). Landlord will promptly, upon receipt, forward all bills and notices of such Taxes due and owing to Tenant.

    (b) Definition of Taxes. As used herein, the term "Taxes" shall mean real estate taxes and assessments and any levy or tax (other than franchise, inheritance, personal income or estate taxes) imposed on the Property by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Property. The term "real estate taxes" shall also include any tax, fee, levy, assessment or charge (i) in substitution, partially or totally, for any tax, fee, levy, assessment or charges hereinabove included within the definition of "Taxes" or (ii) which is imposed by a governmental agency for a service or right not charged prior to the Commencement Date. Upon the levying of a special assessment, Landlord shall determine the nature and character of the assessment and the applicable percentage of the assessment to be paid by Tenant. For purposes hereof, all assessments or other taxes that may, pursuant to applicable law, ordinance, rule, regulation or order, be paid in installments beyond one fiscal tax year, shall be charged to Tenant as if such assessments or taxes are paid over the longest period permitted.

    (c) Payment by Tenant. Tenant shall pay before delinquency any and all taxes (including personal property taxes), assessments, license taxes, fees and other charges levied, assessed or imposed and which become payable during the Term upon Tenant's operations at, occupancy of or conduct of business at the Property or upon Tenant's leasehold improvements, equipment, furniture, appliances, trade fixtures and any other personal property of any kind installed or located at the Property.

    5.  Utilities and Services.

    (a) Tenant's Obligations. Tenant shall to the extent it desires utility services or other services to the Property, make its own arrangements in its own name, for such services to the Property, and Tenant shall pay all costs of obtaining such services, including without limitation, any and all deposits, service initiation or transfer charges, line extension costs and other such fees and costs. Tenant shall pay, when due, directly to the service provider, all charges for gas, electricity, steam, water, telephone, snow removal and other utilities or services furnished to the Property during the Term.

    (b) No Abatement for Service Interruption. Landlord shall not be liable to Tenant or any other person for any damages or injury to person or Property, including, without limitation, damages for injury to or loss of Tenant's business, resulting from interruption, curtailment or cessation of any utility service, however caused. No such interruption of utility service shall entitle Tenant to any abatement or reduction of Rent, nor shall any such event be deemed an eviction of Tenant in whole or in part or otherwise relieve Tenant from performing its obligations under this Lease.

    6.  Insurance.

    (a) Tenant's Required Insurance. At its sole cost and expense Tenant shall procure and keep in effect from the date of this Lease and at all times until the end of the Term the following insurance:

      (1) Commercial General Liability Insurance Occurrence Form applying to the use and occupancy of the Property or any part thereof or any areas adjacent thereto, and the business operated by Tenant and including Broad Form Contractual Liability Insurance covering all of Tenant's indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least ONE MILLION DOLLARS ($1,000,000.00) and a general aggregate limit of TWO MILLION DOLLARS ($2,000,000.00).

      (2) Comprehensive Automobile Liability Insurance of Business Auto Policy covering all owned, hired or otherwise operated non-owned vehicles, with a minimum combined single limit of ONE MILLION DOLLARS ($1,000,000.00) each occurrence for Bodily Injury and Property Damage for claims relating to events occurring on or about the Property.

      (3) Workers' Compensation Insurance as required by law, and Employers' Liability Insurance with a minimum limit of ONE MILLION DOLLARS ($1,000,000.00) per employee and ONE MILLION DOLLARS ($1,000,000.00) per occurrence.

      (4) Casualty insurance on the Property in an amount of not less than 100% of the full replacement cost of any improvements located on the Property.

    (b) Form of Policies. All insurance policies required to be carried under this Lease shall be written by companies authorized to do business in the State of Colorado which are rated AIX or better in the most recent edition of "Best's Insurance Guide." All insurance policies required to be carried by Tenant under this Lease, other than workers' compensation insurance, shall name Landlord as an additional insured party. Tenant shall deliver to Landlord on or before the Commencement Date, and thereafter prior to expirations, certificates evidencing the policies required herein.

    (c) Certificates of Insurance. Tenant shall upon Landlord's reasonable request, deliver to Landlord certificates of insurance evidencing the insurance required under this Lease.

    7.  Covenant of Quiet Enjoyment.  Landlord covenants that for and during the Term of this Lease, subject to Tenant's payment and performance of its obligations under this Lease, Tenant shall be entitled to and may peaceably and quietly have, hold, occupy, use and enjoy, and shall have the full, exclusive and unrestricted use and enjoyment of, all of the Property during the entire Term of this Lease.

    8.  Acceptance of Property.  Landlord shall have no obligation whatsoever to alter, improve, remodel, redecorate or renovate the Property for occupancy by Tenant or to alter, improve, replace or renovate any improvements or equipment located on the Property. Landlord and Tenant have jointly conducted an investigation of the Property and have documented the condition of the Property through notes, videotape and other means and have prepared a report setting forth the condition of the Property (the "Property Condition Report"). Taking possession of the Property by Tenant shall conclusively establish against Tenant that the Property, the improvements and any equipment thereon were in good and satisfactory order, condition and repair when possession was taken as set forth in the Property Condition Report.

    9.  Access to Property.  Tenant shall permit Landlord and Landlord's agents, upon prior written notice, to enter the Property during reasonable hours (and during all hours, without notice, in case of emergency) for the purposes of: (a) inspecting the same; (b) performing the obligations of Tenant hereunder which Tenant has neglected or refused to perform; (c) showing the Property to persons interested in purchasing Landlord's interest therein; (d) posting notices of nonliability regarding claims of persons furnishing labor or materials; (e) in cases of emergency; and (f) showing the Property to prospective tenants during the last remaining six months of the Term of the Lease. In the event of an emergency, Landlord shall take reasonable actions to contact Tenant to obtain access to the Property, provided, however, in the event Landlord is unable to contact Tenant, Landlord may gain entry by any means necessary (including breaking any doors or windows), without rendering Landlord, its agents or employees liable therefore if they shall exercise due care for Tenant's property. In exercising its rights under this Section 9, Landlord shall use its best efforts in order to minimize interference with Tenant's use and enjoyment of the Property. The provisions contained in this Section 9 shall not increase Landlord's obligations under this Lease, and the right and authority hereby reserved do not impose upon Landlord any responsibility for the safeguarding or supervision of the Property, or any improvements or personal property located thereon, whether owned by Tenant or Landlord.

    10.  Compliance with Laws.

    (a) Compliance. Tenant shall, at Tenant's own cost and expense, promptly materially comply with all present and future laws, rules, requirements, orders, directions, ordinances and regulations of the United States of America and of the state, county and local governments, and of all other municipal, governmental or lawful authority whatsoever, and of all of their departments, bureaus or officials, affecting the Property or appurtenances or any part thereof applicable to Tenant's use of the Property as provided above (collectively, the "Requirements of Law").

    (b) Violation and Indemnity. Tenant shall upon the discovery of any violation of a Requirement of Law: (i) provide written notice to Landlord describing the violation, and (ii) take all necessary steps, legal and equitable, to terminate such violation. Tenant agrees to indemnify and hold harmless Landlord from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, and expenses of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against Landlord directly or indirectly resulting from Tenant's violation of a Requirement of Law.

    (c) Contest of Requirements. Tenant may contest in good faith by appropriate proceedings conducted promptly and diligently at its own expense, in its name, or (whenever necessary) in Landlord's name, the validity or enforcement of any Requirement of Law and may defer compliance therewith on the condition that (i) such non-compliance does not constitute a crime or misdemeanor on the part of Landlord; (ii) such non-compliance does not involve any risk of forfeiture or sale of the Property; and (iii) Tenant shall diligently prosecute such contest to final determination by the court, department or governmental authority or body having final jurisdiction. Landlord agrees to cooperate reasonably with Tenant, and to execute all documents and pleadings required for the purpose of such contest, provided Tenant shall pay any expense of Landlord in connection therewith.

    (d) Variance. Tenant shall have the right, at any time, subject only to the consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed, to seek and obtain a variance from any applicable building code or other ordinance with respect to the Property, or any other change in the Requirements of Law affecting the Property, permissible improvements thereon or permissible uses thereof. Landlord shall cooperate with Tenant in obtaining any such variance or other changes and Tenant shall pay all costs and expenses in connection therewith.

    11.  Maintenance and Repairs.

    (a) Structural Repairs. Subject to the provisions of Section 12 and except for damage caused by any negligent or intentional act or omission of Landlord, Landlord's agents, employees, or invitees, Tenant, at Tenant's expense shall keep in good order, condition and repair the foundations, exterior walls and the exterior roof of the Property.

    (b) General Maintenance.

      (1) Subject to the provisions of Section 11, subsection (a), and Section 12, Tenant, at Tenant's expense, shall keep in good order, condition and repair the Property and every part thereof (regardless of whether the damaged portion of the Property or the means of repairing the same are accessible to Tenant), including, without limiting the generality of the foregoing, all windows (interior and exterior), window frames, window coverings, plate glass and glazing, truck doors, all systems exclusively serving the Property, including, without limitation, plumbing systems (such as water and drain lines, sinks, toilets, faucets, drains, showers and water fountains), electrical systems (such as panels, conduits, outlets, lighting fixtures, lamps, bulbs, tubes and ballasts), and heating and air conditioning systems (such as compressors, fans, air handlers, ducts, mixing boxes, thermostats, time clocks, boilers, heaters, supply and return grills), and all sidewalks, landscaping, driveways, parking lots, fences and signs located in the areas which are adjacent to and included with the Property, and all interior improvements within the Property including, without limitation, walls and partitions, wall coverings, floors, carpet, floor coverings, ceilings, doors (both interior and exterior), including closing mechanisms, latches, locks, and all other interior improvements of any nature whatsoever, performing and making all maintenance, repairs, replacements and restorations (whether ordinary or extraordinary) as and when necessary to maintain such good order and condition, including painting, repainting and cleaning and replacement of areas or items that become worn, including, without limitation, wall, floor and window coverings.

      (2) If Tenant fails to perform Tenant's obligations under Section 11, subsection (b), subparagraph (1), Landlord may at Landlord's option enter upon the Property after ten (10) days prior written notice to Tenant, and put the same in good order, condition and repair, and the cost thereof, shall be due and payable as additional rent to Landlord together with Tenant's next rental installment.

      (3) On the last day of the Term or on any sooner termination, Tenant shall surrender the Property to Landlord in good condition, broom clean, ordinary wear and tear excepted. Tenant shall repair any damage to the Property occasioned by its use thereof or by the removal of its trade fixtures, furnishings and equipment pursuant to Section 11, subsection (c), subparagraph (3), which repair shall include but not be limited to the patching and filling of holes and repairs of structural damage.

    (c) Alterations and Additions.

      (1) Tenant may, upon prior written notice to Landlord, make any alterations, improvements or additions, in, or about the Property which Tenant desires, except for structural alterations. As a condition of having such alteration rights, Landlord may require that Tenant agree to remove any such alterations, improvements, additions or utility installations at the expiration of the Term, and to restore the Property to its prior condition provided, however, that Landlord notify Tenant at the time of installation of such alterations, improvements and additions that Landlord will require their removal at the expiration of the Term.

      (2) Before commencing any work relating to alterations, additions and improvements affecting the Property, Tenant shall notify Landlord in writing of the expected date of commencement thereof. Landlord shall then have the right at any time and from time to time to post and maintain on the Property such notices as Landlord reasonably deems necessary to protect the Property and Landlord from mechanics' liens, materialman's liens or any other liens. In any event, Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant at or for use in the Property. Tenant shall not permit any mechanics' or materialmen's liens to be levied against the Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant's agents or contractors in connection with work of any character performed or claimed to have been performed on the Property by or at the direction of Tenant. Tenant may contest any such liens in accordance with the provisions of Section 13 of this Lease.

      (3) Unless Landlord requires their removal, as set forth in Section 11, subsection (c), subparagraph (1), all alterations, improvements, or additions which may be made on the Property shall become the property of Landlord and remain upon and be surrendered with the Property at the expiration of the Term. Notwithstanding the provisions of this Section 11, subsection (c), subparagraph (3), Tenant's machinery, equipment, and trade fixtures, other than that which is affixed to the Property so that it cannot be removed without material damage to the Property, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 11, subsection (b), subparagraph (3).

      (4) Notwithstanding anything to the contrary contained herein, in the event of a sublease of all or any portion of the Property by Tenant or an assignment of this Lease by Tenant, then in such event any such assignee or sublessee must obtain the prior written approval of Landlord before making any alterations, additions or improvements to the Property.

    12.  Damage to or Destruction of Improvements.  If the Property or any improvements thereon are damaged by fire or other casualty, Landlord shall, unless this Lease is terminated as provided below, proceed with reasonable diligence to repair such damage, but only to the extent insurance proceeds are available to pay any costs of such repair. In the event that such damage cannot be repaired within 30 days, Tenant shall be entitled to an abatement of Rent for that portion of the Property which is rendered untenantable until such time as Landlord has repaired any such damage. In no event shall Landlord be required to make any repairs to or replacements of Tenant's furniture, furnishings, fixtures, equipment and other personal property. Landlord or Tenant may, at their option, terminate this Lease, by written notice to the other given within 60 days after any fire or other casualty, if the damage to the Property or the improvements shall be so great that: (i) repairs of such damage cannot, in either party's determination, be made within 90 days after the occurrence of such damage, without the payment of overtime or other premiums, or (ii) 80% or more of the Property is damaged or destroyed. In the event of such termination, Tenant shall surrender the Property to Landlord and pay all Rent due through the date of termination. In addition, Landlord shall be entitled to retain all proceeds of insurance and rights of recovery against insurers on policies covering such damage or destruction for any improvements on the Property.

    13.  Liens.  Tenant shall not permit any judgment, attachment, mortgage, deed of trust or other lien to be filed against the Property. Should any such lien of any nature be filed against the Property, Tenant shall, at Tenant's own cost and expense, cause the same to be cancelled and discharged of record within 60 days after Tenant receives written notice of the filing or recording thereof. Tenant may, at its own expense, contest all such liens and claims, on the conditions that (i) Tenant bonds over the lien or claim as permitted by law, which process must result in the discharge of record of the lien, and (ii) any such contest must be conducted without allowing any sale or transfer of the Property. If

Tenant fails to pay any charge for which a lien has been filed, and such lien is not discharged of record as described above, Landlord may, at its option, pay such charge and related costs and interest, without any obligation to inquire into the validity of the claim or the amount properly due. In that event, the amount so paid by Landlord, shall be immediately due from Tenant to Landlord, and shall be considered and treated as additional rent.

    14.  Holdover.  If Tenant or anyone claiming under Tenant shall remain or continue to be in possession of the Property or any part thereof after the expiration of the Term without the express written agreement of Landlord, such holding over shall constitute a tenancy from month-to-month on the same terms and conditions herein specified so far as applicable, except that the monthly Base Rent shall be an amount equal to 125% of the amount of the monthly Base Rent last due and payable under the Lease before termination or the expiration of the Term. During any holdover period, Tenant shall continue to be liable to pay all taxes, insurance premiums, utility charges and other costs and expenses required to be paid by Tenant during the Term. No holding over without Landlord's express written agreement shall be construed to extend this Lease or to convert the tenancy to a month to month tenancy; or otherwise constitute Tenant a tenant of the Property on any basis whatsoever other than as a tenant at sufferance.

    15.  Payments After Termination.  No payments of money by Tenant to Landlord after the termination of this Lease, in any manner, or after the giving of any notice (other than the demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the term of this Lease or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice of the commencement of a suit or after final judgment granting Landlord possession of the Property, Landlord may receive and collect any sums of Rent due or any other sums due under the terms of this Lease, and the payment of such sums of money, whether it is Rent or otherwise, shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

    16.  No Implied Surrender or Waiver.  The waiver by either party of the other party's failure to perform or observe any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent failure to perform or observe the same or any other term, covenant or condition therein contained, and no customer practice which may develop between the parties hereto during the Term shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other party in strict accordance with the terms hereof. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. Time is of the essence of this Lease and of each and all of its provisions.

    17.  Default.

    (a) Events of Default. Each of the following shall constitute an "Event of Default" by Tenant under this Lease:

      (1) Tenant fails to pay all or part of any Rent when due, within 5 days after receipt of written notice of such nonpayment from Landlord;

      (2) Tenant's assets, properties, goods, chattels or equipment is taken or is levied upon in execution or in attachment;

      (3) Tenant shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) make an assignment of all or a substantial part of its property for the benefit of creditors, (iii) apply for or consent to or acquiesce in the appointment of a receiver, trustee or liquidator of Tenant of all or a substantial part of Tenant's property or of Tenant's interest in this Lease, or (iv) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization under any bankruptcy or insolvency law or an arrangement with creditors, or take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against Tenant in any bankruptcy, reorganization or insolvency proceedings;

      (4) Tenant vacates or abandons the Property and fails to continue to pay Rent;

      (5) Tenant makes a bulk sale of its goods or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Property or ceases to conduct business from the Property; or

      (6) Tenant fails to observe or perform any of its covenants, agreements or obligations under this Lease.

Landlord shall provide Tenant with written notice of default and 30 days in which to cure the Events of Default described in subparagraphs (2), (3), (4), (5) and (6) above; provided that in any circumstance where the Event of Default cannot be cured within the 30-day period and Tenant commences to cure such default within 30 days and thereafter diligently pursues the cure of such default to completion, Tenant shall not be in default.

    (b) Remedies. Upon the occurrence of an Event of Default, Landlord may, in its sole and absolute discretion, without notice or any legal form of legal process re-enter and take possession of the Property. If and whenever Landlord is entitled to or does re-enter, Landlord may terminate this Lease by giving notice of termination to Tenant, and in such event Tenant shall immediately vacate and surrender the Property provided, however, that Tenant shall be entitled to a reasonable period of time within which to remove its personal property and equipment from the Property and Tenant shall be required to pay for any damage to the Property resulting from the removal of such equipment or personal property. Prior to the removal of any such equipment or personal property, Tenant shall deposit with Landlord an amount equal to one month's Base Rent plus any unpaid monthly Base Rent, which shall serve as a deposit to be applied to the costs to repair any damage done by Tenant in the removal of any such equipment or personal property, if such damage has not been repaired by Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Property or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the Rent or other consideration receivable thereunder. If Landlord shall re-enter or if this Lease shall be terminated hereunder, Tenant shall pay to Landlord on demand:

      (1) Rent up to the time of re-entry or termination, whichever shall be the later; plus accelerated rent as herein provided;

      (2) All expenses incurred by Landlord in performing any of Tenant's obligations under this Lease, re-entering or terminating and re-letting, collecting sums due or payable by Tenant, and the expense of keeping the Property in good order and preparing it for re-letting; and

      (3) As damages for the loss of income of Landlord expected to be derived from the Property, the amounts by which the Rent which would have been payable under this Lease exceeds the payments (if any) received by Landlord from another tenant of the Property, payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated, or if elected by Landlord by notice to Tenant at or after re-entry or termination, a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Property for the same period, established by reference to the terms and conditions upon which Landlord re-lets the Property if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances; with Rent and rental value being reduced to present value at an assumed interest rate of 10% per annum on the basis of Landlord's estimates and assumptions of fact which shall govern unless shown to be erroneous.

  No remedy shall be exclusive or dependent upon any other remedy, and Landlord may from time to time exercise any one or more of such remedies independently or in combination.

    (c)  Assignment Under Bankruptcy.  Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor-in-possession under the Bankruptcy Code of the United States may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that in any event Landlord is entitled under the Bankruptcy Code to adequate assurances of future performance of terms and provisions of this Lease. For purposes of any such assumption or assignment, the parties hereto agree that the term "adequate assurances" shall include at least the following:

      (1) In order to assure Landlord the proposed assignee will have the resources with which to pay the Rent, any proposed assignee must have demonstrated to Landlord's satisfaction a net worth (as defined in accordance with generally accepted accounting principles consistently applied) at least as great as the net worth of Tenant on the date of this Lease increased by 5% for each year from the effective date of the Lease through the date of the proposed assignment. The financial condition and resources of Tenant are a material inducement to Landlord entering into this Lease.

      (2) Any proposed assignee must have been engaged in the permitted use for at least five years prior to any such proposed assignment.

      (3) In entering into this Lease, Landlord considered extensively the permitted use and determined that such permitted use would substantially benefit Landlord and that were it not for Tenant's agreement to make only the permitted use of the Property, Landlord would not have entered into this Lease. Landlord's overall operation will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Property other than the permitted use as defined in Section 3.

    (d)  Interest and Costs.  Tenant shall pay monthly to Landlord default interest ("Default Interest") at the lesser of (1) a per annum rate equal to four percent above the publicly announced prime rate published in the Wall Street Journal, on all Rent required to be paid hereunder beginning on the date which is five days after the date such Rent is due until actually paid by Tenant.

    (e)  Right of Landlord to Perform Covenants.  All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant, at Tenant's sole cost and expense. If Tenant shall fail to perform any act on its part to be performed hereunder, Landlord may (but shall not be obligated to) perform such act without waiving or releasing Tenant from any of its obligations relative thereto. All costs incurred by Landlord in performing such acts under this subsection, together with Default Interest thereon at the rate set out in subsection (d) above, shall be payable by Tenant to Landlord on demand.

    (f)  Landlord's Right to Cure.  Landlord shall not be deemed to be in default in the performance of any of its obligations under this Lease unless and until it has failed to perform such obligations within 30 days after written notice from Tenant specifying Landlord's failure to perform; but if the nature of Landlord's obligation is such that more than 30 days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such 30-day period and thereafter diligently prosecutes same to completion, provided however, that such cure must be completed within 90 days after receipt of the above-mentioned notice.

    18.  Condemnation.

    (a) Total Taking of Property. If during the Term all of the Property is permanently taken for any public or quasi-public use under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Property (the "Date of Such Taking").

    (b) Partial Taking of Property. If during the Term only part of the Property is taken or purchased as set out in subsection (a) above, and more than one-third of the number of square feet in the Property is included in such taking or purchase or if such taking or purchase materially interferes with the conduct of Tenant's business operations as reasonably determined by Tenant, Landlord and Tenant shall each have the right to terminate this Lease by providing the other written notice of its election to terminate no later than 30 days after the Date of Such Taking. If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice; provided, however, that no termination pursuant to notice hereunder may occur later than 60 days after the Date of Such Taking. If the portion of the Property taken is less than one-third, or more than one-third and neither party exercises its right of termination as provided in this subsection, the Term shall expire with respect to the portion so taken on the Date of Such Taking. In such event, the Rent payable under this Lease shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the number of square feet in the Property.

    (c) Surrender. On any such date of termination under subsections (a) or (b) above, Tenant shall immediately surrender to Landlord the Property (or the affected portion) and all interests therein under this Lease and pay to Landlord all Rent, Taxes and other charges, prorated to the date of such termination. If Tenant fails to surrender the Property, Landlord may re-enter and take possession of the Property and remove Tenant therefrom with process of law or otherwise.

    (d) Awards. Upon any taking or purchase as described in this section, Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements, and Tenant shall not have nor advance any claim against Landlord for the value of its property or its leasehold estate or the unexpired term of this Lease, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Tenant shall be entitled to receive any award specifically allocated to the value of Tenant's leasehold estate. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of the Tenant's chattels or trade fixtures or attributable to Tenant's relocation expenses.

    19.  Assignment and Subletting.

    (a) Assignment. Tenant shall have the right to assign all or any portion of its rights or interests under this Lease with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Reasonable consent by Landlord shall include, but not be limited to, Landlord's approval of the financial condition of the assignee and Landlord's approval of the nature and character of the use of the Property by assignee. Tenant shall be entitled to assign the Lease without the prior written consent of Landlord in the event of a corporate merger involving Tenant or upon the sale of all, or substantially all, of Tenant's assets, provided that the new entity agrees to be bound by and observe and perform all of the terms and conditions of this Lease.

    (b) Subleasing. Tenant shall have the right to sublease all or any portion of the Property with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Reasonable consent by Landlord shall include, but not be limited to, Landlord's approval of the financial condition of the sublessee and Landlord's approval of the nature and character of the use of the Property by sublessee.

    (c) Documentation. Each assignment to which Landlord has consented shall be by an instrument in writing, satisfactory to Landlord, providing that the assignee agrees to assume and perform all obligations of Tenant under this Lease and executed by the assignor and the assignee in each instance in such manner that it may be recorded in the real property records of the county in which the property is located. Tenant shall deliver one copy of such written instrument so executed to Landlord.

    (d) No Release.Tenant shall not be relieved of its obligations under this Lease by reason of any assignment or other transfer of its interest. The consent by Landlord to one assignment or sublease shall not relieve Tenant from the obligation to obtain the express consent in writing of Landlord to any further assignment or subletting. By giving its consent hereunder to a particular assignment or sublease, Landlord shall not be deemed to have consented to any other or subsequent assignment or subletting, nor shall Landlord have waived the obligation of Tenant to obtain its consent in all cases required by this Section 19. If any assignment occurs, with or without Landlord's prior consent, Landlord may, after default by Tenant, collect Rent from the assignee, subtenant or other transferee, and apply the net amount collected to the Rent herein reserved, but no such assignment or collection shall be deemed a waiver of the provisions of this Section 19, or the acceptance of the assignee, subtenant or other transferee as a tenant hereof, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Lease.

    20.  Transfers by Landlord.  Nothing in this Lease shall restrict the right of Landlord to sell, convey, assign or otherwise deal with the Property, subject only to the rights of Tenant under this Lease. A sale, conveyance or assignment of the Property shall operate to release Landlord from liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date; and Tenant shall thereafter look solely to Landlord's successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment, and Tenant shall attorn to Landlord's successor in interest thereunder.

    21.  Notices.  All notices required or permitted under this Lease must be sent certified mail, postage prepaid, return receipt requested, or by hand delivery or reputable overnight courier to the parties at the following addresses:

    If to Landlord:

      Buckhorn Trading Co., LLC
      3519 Holman Court
      Greeley, Colorado 80631
      Attn: Richard L. Monfort

    with a copy to:

      Witwer, Oldenburg, Barry & Bedingfield, LLP
      822 7th Street, Suite 760
      Greeley, Colorado 80631
      Attn: Jeffrey T. Bedingfield, Esq.

    If to Tenant:

      EFTC Corporation
      9351 Grant Street, 6th Floor
      Denver, Colorado 80229
      Attn: August Bruehlman

    With copy to:

      Holme Roberts & Owen LLP
      1700 Lincoln, Suite 4100
      Denver, Colorado 80207
      Attn: William C. Letzsch, III, Esq.

Either party shall have the right to change its address for the purposes of notification by providing notice of the change to the other party in the manner stated above. Notices shall be effective upon actual delivery as shown on the return receipt. Unless otherwise specified herein, all payments to Landlord under the terms of the Lease shall be made to Landlord at                    . All receipted tax bills shall also be sent to Landlord at the same address to which payments are made.

    22.  Estoppel Certificate.  Tenant shall at any time and from time to time within 10 days after request by Landlord execute, acknowledge and deliver to Landlord, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that to the best of Tenant's knowledge there are no defaults hereunder by Landlord, if such is the fact, and otherwise specifying such defaults in detail; the dates to which Rent and other charges have been paid, and such other information concerning this Lease and the Property as may be reasonably requested. Any statement delivered pursuant to this Section 22 may be relied upon by any prospective lender or purchaser of Landlord's interest in the Property.

    23.  Subordination and Attornment.  This Lease is and shall be subject and subordinate to all mortgages, deeds of trust or other encumbrances, and any and all renewals, extensions, modifications, consolidations and replacements thereof, now or hereafter affecting all or any portion of the Property and any improvements thereon (except to the extent any such instruments shall expressly provide that this Lease is superior thereto); provided, however, such subordination shall not be effective unless and until the mortgagee, trustee or beneficiary shall execute and deliver to Tenant a nondisturbance agreement pursuant to which such mortgagee, trustee or beneficiary agrees that Tenant's possession of the Property and rights and privileges under this Lease shall not be disturbed on account of any foreclosure or conveyance and lien of foreclosure, if Tenant is not in default under this Lease and so long as Tenant shall pay all Rent and observe and perform all of the provisions set forth in this Lease. This clause shall be self-operative and no further instrument of subordination shall be required in order to effectuate it.

    24.  Hazardous Materials

    (a) Tenant shall not use, cause or permit the use of any portion of the Property to be in violation of any governmental laws, ordinances, regulations or orders relating to health, safety or environmental conditions, including but not limited to regulations concerning asbestos, soil and groundwater conditions or contamination (individually, a "Regulation," and collectively, "Regulations"), nor may Tenant at any time use, generate, store or dispose of any Hazardous Materials to or from the Property in violation of any applicable Regulation.

    (b) The word "Hazardous Material," as used herein, shall mean any hazardous or toxic material, substance, chemical or waste, contaminant, emission, discharge or pollutant or comparable material listed, identified or regulated pursuant to any federal, state or local law, ordinance or regulation which has as a purpose the protection of health, safety or the environment, including but not limited to petroleum or petroleum products or wastes derived therefrom.

    (c) If it is discovered that any Hazardous Materials have been deposited, released, discharged or otherwise caused to exist, on or from the Property, by Tenant in violation of the provisions of this Section 24 then Tenant agrees promptly to remove, clean up or take such other remedial action with regard to such substances as may be required by applicable law or regulations.

    (d) Notwithstanding anything to the contrary contained herein, Tenant may bring onto the Property such Hazardous Materials in reasonable quantities required for, or useful to, the conduct of Tenant's business on the Property, so long as Tenant complies with all applicable Regulations.

    (e) Tenant agrees to indemnify and hold harmless Landlord from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, and expenses of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against

Landlord directly or indirectly resulting from Tenant's failure to comply with its obligations under this Section 24.

    25.  Right of First Refusal to Purchase.

    (a) Upon and subject to all of the terms and conditions set forth in this Section 25, Landlord hereby grants to Tenant a right of first refusal to purchase the Property (the "Purchase Right"). If, and only if, at any time during the Term or any renewal term, Landlord makes a bona fide proposal to sell or transfer the Property to a third party, or Landlord receives such an offer from a third party that Landlord is willing to accept, Landlord shall first make a bona fide written offer (the "Offer to Sell") to sell the Property to Tenant on the same terms and conditions on which Landlord proposes to sell the Property to a third party. The offer shall name the proposed transferee and set forth all terms and conditions of the proposed transfer, including the price to the proposed transferee, and shall be accompanied by a copy of the offer to or from the proposed transferee. In no event shall Tenant have the right to purchase less than the entire Property.

    (b) Tenant shall have the right for a period of 15 days after receipt of the offer from Landlord to elect to purchase the Property. To exercise its right to purchase, Tenant shall give written notice to Landlord within such 15-day period. If Tenant fails to give such notice to Landlord within such 15-day period, Tenant shall be deemed to have declined to exercise its Purchase Right. If Tenant declines or is deemed to have declined to exercise its Purchase Right, Landlord thereafter shall have the right to sell or transfer the Property to the third party with whom Landlord is dealing. Upon timely exercise of the Purchase Right, the Offer to Sell shall become a binding contract between Landlord and Tenant upon all of the terms thereof and shall be specifically enforceable by Landlord and Tenant without the necessity of any further agreement between the parties. The purchase shall be closed and payment made on the same terms as set forth in the Offer to Sell, except that the closing date shall be no later than 30 days after the date of the Offer to Sell and Tenant's election to purchase the Property.

    (c) If Tenant does not elect to purchase the Property in accordance with the provisions of this Section 25, Landlord may transfer the Property to the proposed transferee named and on the terms and conditions set forth in the Offer to Sell and the transferee shall take the Property free and clear of the Purchase Right set forth in this Section 25, which shall terminate automatically as of the closing of the transfer of the Property and shall be of no further force or effect. Upon any termination of the Purchase Right, Tenant shall, at the request of Landlord or the transferee, execute, have acknowledged and deliver to the requesting person, an instrument in recoverable form, confirming that the Purchase Right set forth in this Section 25 has terminated and is of no further force or effect.

    (d) This Section 25 is entered into solely for the benefit of Landlord and Tenant and no third party is intended to or shall have any rights whatsoever under, in connection with or as a result of this Section 25.

    (e) Notwithstanding any provision of this Lease to the contrary, the Purchase Right set forth in this Section 25 shall terminate automatically upon any foreclosure sale of the Premises under a mortgage, deed of trust or other encumbrance or upon any conveyance of the Premises in lieu of such foreclosure or upon the failure of Tenant to continuously operate its business in the Premises. Upon such termination, Tenant shall, at the request of Landlord, or the party succeeding to ownership of the Premises, execute, have acknowledged and deliver to the requesting person, an instrument in recordable form, confirming that the Purchase Right set forth in this Section 25 has terminated and is of no further force or effect. The failure to request or deliver such instrument shall in no way affect the automatic termination of the Purchase Right.

    26.  Miscellaneous.

    (a) The Lease contains the entire agreement between the parties as it relates to the leasing of the Property by Tenant from Landlord. Tenant acknowledges that neither Landlord nor Tenant nor any of their agents have made any statement, promises or agreements verbally or in writing in conflict with the terms of the Lease. Any and all representations not contained in the Lease shall not be binding upon either of the parties. Either party may record this Lease or a short form memorandum setting forth the relevant provisions of this Lease in the records of the proper recording office for the county in which the Property is located.

    (b) All terms and words used in the Lease, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of the Lease or any portion of the Lease may require, the same as if such words have been fully and properly written in the number and gender.

    (c) The Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute but one and the same instrument.

    (d) Landlord and Tenant are not and shall not be considered as joint venturers or partners, and neither shall have power or authority to represent or bind the other in dealings with third parties.

    (e) If any provision of the Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of the Lease, or the application of such term or provision to persons whose circumstances are other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

    (f)  No modification, alteration or amendment of the Lease shall be binding unless expressed in writing and executed by both parties.

    (g) The Section headings and captions of the Lease are inserted only as a matter of convenience and for reference, and in no way confine, limit or proscribe the scope or intent of any Section of the Lease, nor in any way affect the Lease.

    (h) The Lease shall be binding upon and inure to the benefit of the parties, and their permitted successors and assigns.

    (i)  This Lease shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

    (j)  Each party represents to the other that it has taken all actions necessary to cause it to be bound by this Lease and that the person or persons signing this Lease on its behalf have been duly authorized to do so.

    (k) If any amount payable hereunder becomes due on a Saturday, Sunday or banking holiday, then such amount shall be due and payable on the business day following such Saturday, Sunday or holiday.

    (l)  The Lease and the obligation of Tenant to pay Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strike or labor troubles or any cause whatsoever, including but not limited to rights and civil disturbances or governmental preemption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof or any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

[SIGNATURES OF LANDLORD AND TENANT
APPEAR ON THE FOLLOWING PAGE]

    Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:
BUCKHORN TRADING CO., LLC
By:	/s/ RICHARD L. MONFORT
Name:	Richard L. Monfort
Title:	Manager
TENANT:
EFTC CORPORATION, a Colorado corporation
By:	/s/ STUART W. FUHLENDORF
Name:	Stuart W. Fuhlendorf
Title:	Vice President and Chief Financial Officer

EXHIBIT A

    (Attached to and forming a part of the Industrial Lease between
Buckhorn Trading Co., LLC as Landlord
and EFTC Corporation as Tenant)

LEGAL DESCRIPTION

    Parcel 2 of Partition Plat 97-52 in the City of Newberg, recorded July 24, 1997 in Film 4, Pages 452-453, Plat Records of Yamhill County, Oregon.

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TABLE OF CONTENTS
INDUSTRIAL LEASE
EXHIBIT A